                                                                    EXHIBIT 99.2

                                         FOR MORE INFORMATION:
                                         Stephen Harris, (sharris@elitelog.com)
                                         President & Chief Executive Officer
                                         Elite Logistics, Inc.
                                         Telephone: (979)-230-0222

                 ELITE APPOINTS MATTHEW HUTCHINS CHAIRMAN OF THE
                               BOARD OF DIRECTORS

        ACCOMPLISHED EXECUTIVE BRINGS INCREASED INDEPENDENT OVERSIGHT AND
               STRATEGIC BUSINESS DEVELOPMENT FOCUS TO THE COMPANY


         Freeport, TX (July 15, 2002) - Elite Logistics, Inc. (OTC BB: ELOG), an innovative leader in the rapidly growing telematics industry, today announced that Matthew Hutchins, Sr. has been appointed Chairman of the Board of Directors. Joseph D. Smith, who has served as Chairman since the company was founded in 1997, voluntarily resigned as Chairman and will remain on the board of Directors.

         As Chairman, Mr. Hutchins brings more than 20 years of business and high-tech leadership experience in a variety of industries with a strong track record in strategic partnering, expanding operations domestically and internationally, and raising funds to support operational growth.

         "Our Board of Directors has selected and endorsed Mr. Hutchins to lead Elite in realizing its full market and intellectual property potential," said Mr. Dick Huebner, chairman of the Board committee which led the search for Hutchins. "Elite's primary challenges are to form strategic alliances and raise additional operating capital to fund its full market potential. We believe that Matt's credentials will significantly add to Elite's overall capability to meet these challenges."

         "Matt is a solid strategic addition to our board and brings an impressive array of relevant experience, skills and contacts to our business," said Stephen M. Harris, Elite's president and chief executive officer. "His extensive background and success in growing companies will serve Elite well in the years ahead."

         Mr. Hutchins is currently the President and CEO of T-Speed Broadband Communications, Inc., a leading provider of fixed wireless broadband data services to enterprise customers in the Southwest. As the chief executive officer of T-Speed Broadband Communications, Mr. Hutchins and a strong senior management team of seasoned executives have directed the company on the path to operating profitability and growth in exceptionally tight capital markets. Having navigated the various challenges that have engulfed the telecommunications industry, T-Speed Broadband Communications has emerged as a vanguard of the industry consolidation that is spreading across the broadband fixed wireless services marketplace.

         Previously, Mr. Hutchins was President & CEO of BroadbandNOW, Inc., a leading provider of broadband data services to the multi-family residential and single-family markets, nationwide. Under Mr. Hutchins' direction, BroadbandNOW established a nationwide, private IP over ATM network spanning twenty-eight (28) major metropolitan markets in the United States, including distributed data centers in the eight (8) core cities of the network. In addition, BroadbandNOW built a "last mile" high speed Internet access delivery infrastructure integrating cable modem, xDSL, switched ethernet, and broadband wireless technologies into a single broadband content and applications delivery platform spanning hundreds of apartment communities and residential developments in eighteen (18) metropolitan markets across the country. Led by Mr. Hutchins, the company established long-term strategic relationships with numerous distribution partners, including large residential Real Estate Investment Trusts (REIT), such as Archstone Communities and AvalonBay Properties; private cable operators, such as US Online, Direct Digital Communications and OpTel; and emerging telecommunications subsidiaries of large electric utilities such as TXU, Allegheny Energy and Xcel Energy (formerly Northern States Power). Further, Mr. Hutchins successfully completed a $92,000,000 private placement of preferred stock with strategic investors, including Microsoft, Liberty Media, Nortel Networks, Lucent Technologies and GE Capital.

         Prior to joining BroadbandNOW, Inc., Mr. Hutchins was one of the founding principals and Chief Executive Officer of The Tiger Group, L.L.C., a privately-held international and strategic business development consultancy specializing in the multimedia, interactive telecommunications and information technology industries. Representative clients included GTE; BBN Corporation; Jinro Group/Gtv (Republic of Korea); Storage Concepts, Inc.; and EDS. Prior to his association with The Tiger Group, he was the Vice President, International & Chief Legal Officer of SpectraVision, Inc., a publicly-held, $170,000,000 gross revenue company providing video entertainment programming and interactive services for the lodging and hospitality industry, worldwide.

         Prior to Mr. Hutchins' association with SpectraVision, he was a senior associate with the law firm of Andrews & Kurth where he specialized in corporate and commercial finance, banking, mergers and acquisitions, oil and gas/real estate financing, corporate and securities law, and general business. His academic degrees include a Bachelor of Arts, Political Science degree from the University of Maine in 1977, a Master of Public Administration degree from Texas Tech University in 1979, and a Juris Doctor degree from Texas Tech University in 1982.

ABOUT ELITE LOGISTICS, INC.

         Elite Logistics, Inc. is the parent company of Elite Logistics Services, Inc., its wholly owned operating subsidiary based in Freeport, Texas. Elite is best known for its PageTrack(R) family of Intelligent Asset Management Systems that integrate global positioning systems and two-way wireless telemetry technology to provide tracking and control of vehicles and other assets via the Internet or virtually any public wireless network. The Company provides a comprehensive solution to the logistics needs of fleet managers and security needs of private vehicle owners. The PageTrack(R) family of Intelligent Vehicle Systems is distributed throughout the United States and internationally through an expanding network of distributors and dealers. Elite is a Motorola certified value-added integrator and utilizes the telemetry network of several service providers in North America.

FOR ADDITIONAL INFORMATION:
Stephen Harris (sharris@elitelog.com )
Elite Logistics, Inc. (979) 230-0222
Or visit the Company's web site at www.elitelog.com.

Editorial note: The above news release may contain forward-looking statements as that term is defined by the Federal securities laws. Forward-looking statements discuss future expectations, contain projections of results of operations or of financial conditions, characterize future events or circumstances, or state other forward-looking information. Although the Company's management believes that the expectations reflected in such statements are based on reasonable assumptions, actual results and outcomes could differ materially from those projected.